Exhibit 10.2

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is entered into as of February 11th, 2026 (the “Effective Date”) by and among La Rosa Holdings Corp. (“LRHC”), La Rosa Realty Lakeland LLC (“LRRL”), and Joseph La Rosa (“La Rosa”) (LRHC and LRRL, are collectively, the “La Rosa Parties”), and Ricky Miller (“Miller”) (The La Rosa Parties and Miller are collectively the “Parties” and each a “Party.” The Parties hereby agree as follows:

1.	Settlement Sum; Payment Terms; No Personal Guaranty.

1.1 Settlement Sum. The La Rosa Parties shall pay to Miller a total settlement amount of Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Settlement Sum”), comprised of (a) an initial payment of One Hundred Fifty Thousand Dollars ($150,000.00) (the “Initial Payment”) and (b) installment payments totaling Two Hundred Thousand Dollars ($200,000.00) (the “Installment Payments”). The Settlement Sum is $350,000.00, comprised of a $150,000.00 initial payment and $200,000.00 in installments.

1.2 Initial Payment Timing. The Initial Payment shall be due within ten (10) days after Closing.

1.3 Installment Schedule; Grace Period. The Installment Payments shall be amortized in twelve (12) equal, monthly installments of $16,666.67 each, commencing on March 1st, 2026, and due on the 1st day of each month thereafter (each, a “Payment Due Date”), with a ten (10) day grace period.

1.4 Method; Setoff; Prepayment. Payments shall be made by ACH or wire to an account designated in writing by Miller. The La Rosa Parties may prepay without penalty.

1.5 No Personal Guaranty. For avoidance of doubt, La Rosa signs solely in his representative capacity for the La Rosa Parties as applicable, and there is no personal guaranty by La Rosa. The Parties agree that La Rosa shall bear no personal liability for the obligations herein.

2.	Transfer of LRRL Membership Interest.

2.1 Transfer. In consideration of the Settlement Sum, Miller shall sell, assign, transfer, and convey to LRHC all of Miller’s forty-nine percent (49%) membership interest in LRRL (the “Transferred Interest”) pursuant to the Membership Interest Purchase Agreement (the “MIPA”) attached hereto as Settlement Agreement Exhibit #1, to be executed at Closing (as defined herein). The Settlement Amount in paragraph 1 herein shall be listed in the MIPA as the sale price for Miller’s Membership Interest in LRRL.1

2.2 Closing Mechanics; Closing Date. The closing of the transfer of the Transferred Interest (the “Closing”) shall occur on February 13, 2026, subject to the satisfaction or written waiver of all conditions in the MIPA.

2.3 Title; Liens. Miller shall deliver the Transferred Interest free and clear of all liens, pledges, encumbrances, and adverse claims, together with all requisite consents and assignments.

3.	LRHC Shares; Trading Limitations.

3.1 Monthly Volume Limitation. Miller agrees not to sell more than 5,000 shares of LRHC common stock per calendar month prior to the earlier of (a) receipt by Miller of the full Settlement Sum and

(b) such date as LRHC’s common stock has a closing price of $5.00 or more for 20 consecutive trading days, as reported by The Nasdaq Stock Market.

3.2 Manner of Sales. Sales shall be effected in compliance with applicable securities laws and LRHC policies reasonably provided to Miller in advance.

[1]	For clarification purposes only, the $350,000 Settlement Amount stated in paragraph 1 herein this Agreement, is the same $350,000 listed in the MIPA. Hence, there shall be only 1 payment of $350K payable from the La Rosa Parties to Miller.

4.	Security; Pledge; Release.

4.1 Limited Pledge. As security solely for the unpaid portion of the Settlement Sum, LRHC shall cause to be pledged a perfected, first-priority security interest in a non-voting economic interest equal to 28% of the membership interests of LRRL (the “Pledged Interest”) pursuant to a pledge agreement attached hereto as Settlement Agreement Exhibit #2 (the “Pledge Agreement”).

4.2 Automatic Release. Upon LRHC’s payment in full of the Settlement Sum, Miller shall promptly (and in any event within three (3) business days) execute and deliver all releases, terminations, and filings necessary to release the Pledged Interest and any related filings of record.

4.3 Standstill; Remedies Limited to Collateral. Until an uncured Event of Default (as defined below) exists, Miller shall take no action to exercise remedies against the Pledged Interest.

5.	Mutual Releases.

5.1 Release by Miller. Effective upon the Closing, Miller irrevocably releases and discharges the La Rosa Parties, La Rosa, and their respective current and former employees, directors, officers, affiliates, agents, representatives, successors, and assigns from any and all claims of any nature, whether known or unknown, arising on or before the Effective Date, excluding claims to enforce this Agreement and the ancillary documents.

5.2 Release by La Rosa Parties. Effective upon the Closing, the La Rosa Parties and La Rosa grant to Miller a reciprocal release to the same extent as Section 5.1, excluding claims to enforce this Agreement and the ancillary documents.

5.3 No Admission. This Agreement is a compromise of disputed claims and shall not be construed as an admission of liability by any Party.

6.	Default; Notice; Cure; Remedies.

6.1 Default. An “Event of Default” occurs if any Installment Payment is not received within ten (10) days after the applicable Payment Due Date, or if a Party materially breaches this Agreement and fails to cure within the applicable cure period.

6.2 Notice; Cure. The non-defaulting Party shall provide written notice specifying the default and actions required to cure (the “Default Notice”). The defaulting Party shall have fifteen (15) days from receipt of the Default Notice to cure (the “Cure Period”).

6.3 Remedies. If the defaulting Party fails to cure within the Cure Period, the non-defaulting Party may pursue available remedies expressly provided in this Agreement and applicable law. Notwithstanding anything contained herein to the contrary, Miller’s monetary remedies shall be limited to recovery from the Pledged Interest unless and until a court of competent jurisdiction determines that such remedies are inadequate.

6.4 No Confession of Judgment. No Party shall seek, and the Parties waive, any right to an immediate default final judgment or confession of judgment.

7.	Bankruptcy; Enforceability.

7.1 No Special Bankruptcy Treatment. The Parties agree that nothing in this Agreement shall be construed to render the obligations “non-dischargeable” as a categorical matter; the Parties shall retain all rights and defenses available under the United States Bankruptcy Code, and any applicable determinations shall be made by a court of competent jurisdiction.

8.	Confidentiality; Permitted Disclosures; Non-Disparagement

8.1 Confidentiality. The Parties shall keep the terms of this Agreement confidential and may state only that “the matter has been amicably resolved,” except disclosures to attorneys, tax advisors, auditors, insurers, financing sources, and as required by law or regulation. The original draft requires confidentiality, allows saying the matter was settled, permits disclosure to accountants and lawyers, allows SEC-required disclosure by LRHC, and allows responses to subpoenas.

8.2 SEC Matters. LRHC may make disclosures as reasonably determined necessary or advisable to comply with federal securities laws, stock exchange rules, and filing requirements.

8.3 Non-Disparagement. Each Party agrees not to make statements reasonably expected to disparage or defame the other Party or its affiliates; this section shall not restrict truthful testimony or legally required statements. This section shall survive this Agreement.

9.	Conditions Precedent; Further Assurances.

9.1 Conditions. The obligations to consummate the transactions contemplated by Section 2 are conditioned on the execution and delivery of the MIPA and ancillary transfer documents and the absence of any legal restraint prohibiting the transfer.

9.2 Further Assurances. Each Party shall execute and deliver such additional documents and take such further actions as are reasonably necessary to give effect to this Agreement and the transactions contemplated hereby, within five (5) business days after request.

10.	Notices

10.1 Notices. All notices shall be in writing and deemed given when (a) delivered personally, on the date of delivery, (b) sent by registered or certified mail, return receipt requested, on the date of receipt, or (c) sent by nationally recognized overnight courier, on the next business day after dispatch, to the addresses below or such other address designated by notice.

10.2	Notice Information.

Notices to the La Rosa Parties:

Attention: Mr. Korey Alberts

1420 Celebration Blvd., Suite 200

Celebration, FL 34747

Email: Korey@larosarealtycorp.com

With a copy to:

Michele Diglio-Benkiran, Esquire Legal Counsel, P.A.

13330 W. Colonial Dr., #110 Winter Garden, FL 34787

Email: efilings@legalcounselpa.com

Notices to Miller:

Ricky Miller

c/o Sasso & Sasso, P.A.

630 South Maitland Avenue

Maitland, Florida 32751

Email: truefloridagroup@gmail.com

With a copy to:

Michael A. Sasso

Email: masasso@sasso-law.com

11.	Miscellaneous

11.1 Choice of Law. This Agreement shall be governed by the laws of the State of Florida.

11.2 Venue. The Parties consent to exclusive venue in state or federal courts located in Polk County, Florida.

11.3 Attorneys’ Fees. In any action arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs, including on appeal.

11.4 Entire Agreement; Integration. This Agreement (including the exhibits and ancillary documents executed in connection herewith) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral.

11.5 Amendments; Waivers. No amendment or waiver shall be effective unless in a writing signed by the Party against whom enforcement is sought.

11.6 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; no Party may assign this Agreement without the other Party’s prior written consent, not to be unreasonably withheld, delayed, or conditioned.

11.7 Severability. If any provision is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible, and the remaining provisions shall remain in full force and effect.

11.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by PDF or other electronic means shall be deemed original.

11.9 Headings. Headings are for convenience only and shall not affect interpretation.

12.	Ancillary Documents; Timelines.

12.1 MIPA. The Parties shall execute the MIPA (including the attachments thereto, more particularly LRRL Amendment and Assignment of Interest) simultaneous with the execution of this Agreement.

12.2 Pledge Documents. The Parties shall execute and deliver the Pledge Agreement simultaneous with the execution of this Agreement.

12.3 Miscellaneous Documents. The Parties shall execute and deliver customary transfer documents including but not limited to the Closing Memorandum, Seller’s Certificate, Affidavit Concerning Membership Interest, and Resignation Letter, all attached hereto as Settlement Agreement Composite Exhibit #3.

13. Taxes. Each Party shall bear its own tax liabilities, if any, arising from this Agreement. The Parties shall cooperate in good faith to provide forms and information reasonably required for tax reporting.

14. Representations. Each Party represents and warrants that (a) it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations; (b) this Agreement has been duly authorized, executed, and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable in accordance with its terms; and (c) it has had the opportunity to consult with counsel of its choice.

15. No Third-Party Beneficiaries. There are no third-party beneficiaries to this Agreement other than the Parties’ respective successors and permitted assigns expressly referenced herein.

16. Execution; Effective Date This Agreement shall be effective as of the Effective Date upon execution by all Parties.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the Effective Date.

LA ROSA REALTY LAKELAND LLC		JOSEPH LA ROSA

/s/ Joseph La Rosa		/s/ Joseph La Rosa
By:	Joseph La Rosa	Joseph La Rosa
As:	Manager	Dated: February 11th, 2026

Dated: February 11th, 2026

LA ROSA HOLDINGS CORP.		RICKY MILLER

/s/ Joseph La Rosa		/s/ Ricky Miller
By:	Joseph La Rosa	Ricky Miller
As:	C.E.O.	Dated: February 11th, 2026

Dated: February 11th, 2026

SETTLEMENT AGREEMENT EXHIBIT #1- MIPA

SETTLEMENT AGREEMENT #2- PLEDGE AGREEMENT

SETTLEMENT AGREEMENT COMPOSITE EXHIBIT #3- MISCELLANEOUS DOCUMENTS